Exhibit 10.1

THIRD AMENDMENT AND MODIFICATION
TO LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDMENT AND MODIFICATION TO LOAN AND SECURITY AGREEMENT (the “Amendment”) is made effective as of March 17, 2008 by and among LASALLE BANK NATIONAL ASSOCIATION (the “Lender”) and ZANETT, INC., a Delaware corporation (“Zanett”), ZANETT COMMERCIAL SOLUTIONS, INC., a Delaware corporation (“ZCS”; Zanett and ZCS are each individually, a “Borrower” and collectively, the “Borrowers”) and PARAGON DYNAMICS, INC., a Delaware corporation (“Paragon”).

BACKGROUND

A.            Borrowers, Paragon and Lender have previously entered into a certain Loan and Security Agreement dated December 21, 2006, as amended by (i) that certain First Amendment and Modification to Loan and Security Agreement and Other Loan Documents dated May 31, 2007 (the “First Amendment”) and (ii) that certain Second Amendment and Modification to Loan and Security Agreement dated November 14, 2007 (as amended, the “Loan Agreement”), pursuant to which, inter alia, Lender agreed to extend to Borrowers certain credit facilities subject to the terms and conditions set forth therein.

B.            The obligations of Borrowers and Paragon under the Loans are secured, inter alia, by (i) that certain Patents, Trademarks, Copyrights and Licenses Security Agreement by and between Paragon and Lender dated December 21, 2006 (the “Paragon IP Security Agreement”), and (ii) that certain Securities Pledge Agreement made by Zanett in favor of Lender dated December 21, 2006 (the “Paragon Securities Pledge Agreement”), pursuant to which, inter alia, Zanett pledged to Lender a security interest in all of the issued and outstanding shares of capital stock of Paragon owned by Zanett.

C.            Zanett, Paragon and KOR Electronics (“KOR”) have entered into that certain Stock Purchase Agreement dated March 12, 2008 (the “Paragon Sale Agreement”) pursuant to which KOR is acquiring all of the outstanding capital stock of Paragon for the purchase price (the “Purchase Price”) of Eight Million Eight Hundred Seventy-Five Thousand Dollars ($8,875,000) (“Sale of Paragon”).

D.            Bruno Guazzoni and Lender have previously entered into a certain Subordination Agreement dated December 21, 2006, as amended by the First Amendment (as amended, the “Guazzoni Subordination Agreement”), pursuant to which, inter alia, Bruno Guazzoni subordinated the Junior Debt to the Senior Debt (as both such terms are defined in the Guazzoni Subordination Agreement).  Emral Holdings Limited and Lender have previously entered into a certain Subordination Agreement dated December 21, 2006 (the “Emral Subordination Agreement”), pursuant to which, inter alia, Emral Holdings Limited subordinated the Junior Debt to the Senior Debt (as both such terms are defined in the Emral Subordination Agreement).  The Guazzoni Subordination Agreement and the Emral Subordination Agreement are collectively, the “Subordination Agreements”.

E.             Borrowers and Lender are entering into this Amendment to amend certain terms and conditions of the Loan Agreement.

F.             Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth for such terms in the Loan Agreement.

NOW, THEREFORE, in consideration of  the foregoing premises and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Amendments to Loan Agreement.  The following amendments are effective upon satisfaction of the conditions set forth in Section 19 below:

1.1          Definitions.

(a)           The definition of “Maximum Revolving Loan Limit” set forth in Section 1(a) of the Loan Agreement shall be and is hereby amended to read, in its entirety, as follows:

““Maximum Revolving Loan Limit” shall mean $5,000,000.”

Even though the Revolving Loan Note made by Borrowers to Lender is for the face amount of $10,000,000, the Revolving Loan Limit and Maximum Revolving Loan Limit shall not exceed $5,000,000.

(b)           The definition of “Senior Debt Ratio” set forth in Section 1(a) of the Loan Agreement shall be and is hereby amended to read, in its entirety, as follows:

““Senior Debt Ratio” shall mean, as of each test date, the ratio of (a) Total Senior Debt of Borrowers as of the applicable test date, to (b) EBITDA of Borrowers for the period ending on the applicable test date ((i) with EBITDA (A) being measured for the period beginning October 1, 2006 and ending on the applicable test date, and (B) being annualized by multiplying it by (x) four (4) for the December 31, 2006 test date, (y) two (2) for the March 31, 2007 test date, and (z) one and one-third (11/3) for the June 30, 2007 test date, (ii) with EBITDA being measured on a rolling four quarters basis for the June 30, 2007, September 30, 2007 and December 31, 2007 test dates, (iii) with EBITDA (A) being measured for the period beginning January 1, 2008 and ending on the applicable test date, and (B) being annualized by multiplying it by (x) four (4) for the March 31, 2008 test date, (y) two (2) for the June 30, 2008 test date, and (z) one and one-third (11/3) for the September 30, 2008 test date, and (iv) with EBITDA being measured on a rolling four quarters basis for each test date after September 30, 2008).”

1.2          Advance Rate.  Section 2(a)(i) of the Loan Agreement shall be and is hereby amended to read, in its entirety, as follows:

“(i)  Sixty percent (60%) of the face amount of Borrowers’ then existing Eligible Accounts; minus”

1.3          Fixed Charge Coverage Ratio.  Section 14(a) of the Loan Agreement shall be and is hereby amended to read, in its entirety, as follows:

“(a)         Fixed Charge Coverage Ratio.  Borrowers shall maintain a Fixed Charge Coverage Ratio of not less than the ratio set forth for the corresponding period set forth below:

Period	Ratio
For the 3 month period ending on December 31, 2006	1.0 to 1.0
For the 6 month period ending on March 31, 2007	0.77 to 1.0
For the 9 month period ending on June 30, 2007	0.76 to 1.0
For the 12 month period ending on September 30, 2007	1.10 to 1.0
For the 12 month period ending on December 31, 2007	0.35 to 1.0
For the 3 month period ending on March 31, 2008	1.10 to 1.0
For the 6 month period ending on June 30, 2008	1.10 to 1.0
For the 9 month period ending on September 30, 2008	1.10 to 1.0
For the 12 month period ending on December 31, 2008 and each 12 month period ending on the last day of each fiscal quarter thereafter”	1.10 to 1.0

1.4          Senior Debt Ratio.  Section 14(b) of the Loan Agreement shall be and is hereby amended to read, in its entirety, as follows:

“(b)         Senior Debt Ratio.  Borrowers shall maintain a Senior Debt Ratio of not greater than the ratio set forth below for the corresponding period set forth below:

Period	Ratio
For the 3 month period ending on December 31, 2006	3.0 to 1.0
For the 6 month period ending on March 31, 2007	4.30 to 1.0
For the 9 month period ending on June 30, 2007	4.25 to 1.0
For the 12 month period ending on September 30, 2007	2.75 to 1.0
For the 12 month period ending on December 31, 2007	2.5 to 1.0
For the 3 month period ending on March 31, 2008	2.5 to 1.0
For the 6 month period ending on June 30, 2008	2.5 to 1.0
For the 9 month period ending on September 30, 2008	2.5 to 1.0
For the 12 month period ending on December 31, 2008 and each 12 month period ending on the last day of each fiscal quarter thereafter”	2.5 to 1.0

1.5          EBITDA.  Section 14(c) of the Loan Agreement shall be and is hereby amended to read, in its entirety, as follows:

“(c)         EBITDA.  Borrowers shall maintain EBITDA for each calendar month (other than the calendar months of December and January) of not less than $140,000.”

2.             Waiver Regarding Senior Debt Ratio.  Borrowers have requested and upon satisfaction of the conditions set forth in Section 19 below, Lender waives as an Event of Default the failure of Borrowers to comply with the Senior Debt Ratio covenant set forth in Section 14(b) of the Loan Agreement for the 12 month period ending on December 31, 2007.  Such waiver shall be limited to Borrowers’ compliance with Section 14(b) of the Loan Agreement solely for such periods and for no other period and such waiver shall not be construed to constitute a waiver of Borrowers’ compliance with any other terms of the Loan Agreement or an agreement to enter into any future waivers with Borrowers.

3.             Waiver of EBITDA Covenant.  Borrowers have requested and upon satisfaction of the conditions set forth in Section 19 below, Lender waives as an Event of Default the failure of Borrowers to comply with the “EBITDA” covenant set forth in Section 14(c) of the Loan Agreement: (a) for the December, 2007 calendar month; and (b) for the following periods: (i) the 6 month period ending on October 31, 2007 and (ii) the 7 month period ending on November 30, 2007.  Such waiver shall be limited to Borrowers’ compliance with Section 14(c) of the Loan Agreement solely for such individual calendar months and for such aggregate monthly periods and for no other calendar months or periods and such waiver shall not be construed to constitute a waiver of Borrowers’ compliance with any other terms of the Loan Agreement or an agreement to enter into any future waivers with Borrowers.

4.             Waiver of Capital Expenditures Covenant.  Borrowers have requested and upon satisfaction of the conditions set forth in Section 19 below, Lender waives as an Event of Default the failure of Borrowers to comply with the Capital Expenditures covenant set forth in Section 14(d) of the Loan Agreement for the calendar year ending on December 31, 2007.  Such waiver shall be limited to Borrowers’ compliance with Section 14(d) of the Loan Agreement solely for such period and for no other period and such waiver shall not be construed to constitute a waiver of Borrowers’ compliance with any other terms of the Loan Agreement or an agreement to enter into any future waivers with Borrowers.

5.             Representations and Warranties Regarding Sale of Paragon.  Zanett hereby represents and warrants to Lender as follows:

5.1          Zanett has provided Lender with true and complete copies of all material agreements entered into in connection with the Sale of Paragon, including without limitation, the Paragon Sale Agreement; the representations and warranties by Zanett contained in such documents are accurate; and no defaults or events of default exist under such documents.

5.2          Pursuant to the Paragon Sale Agreement, Zanett is selling all of the issued and outstanding shares of capital stock of Paragon owned by it to KOR.

5.3          All conditions for closing the Sale of Paragon have been satisfied.

5.4          All approvals, registrations, consents and other filings for closing the Sale of Paragon have been obtained and are in full force and effect.

5.5          Zanett has complied in all material respects with all laws, ordinances, governmental rules and regulations to which they are subject in connection with the Sale of Paragon.

5.6          The closing of the Sale of Paragon will not constitute a default in any material respect under any agreement to which Zanett or any of its affiliates is a party or by which it is bound.

5.7          Upon the closing of the Sale of Paragon, Zanett shall have no liability whatsoever for any acts or omissions of Paragon.

6.             Covenants Regarding Sale of Paragon.  Zanett hereby covenants and agrees with Lender as follows:

6.1          Zanett will comply with the terms and conditions of all agreements entered into by Zanett in connection with the Sale of Paragon.

6.2          Zanett will not modify, amend or restate any of the agreements entered into by Zanett in connection with the Sale of Paragon in any manner which would reasonably be likely to have a material adverse effect on the ability of Borrowers to repay the Liabilities in full and perform their obligations to Lender under the Loan Agreement, Loan Documents and Other Agreements.

6.3          Zanett will utilize the proceeds of the Sale of Paragon to (a) pay to Lender an amount equal to (i) the Purchase Price, minus (ii) $887,500, which is the Holdback Amount (as defined in the Paragon Sale Agreement), minus (iii) all fees and expenses associated with the Sale of Paragon; provided, however, such amount shall not exceed $1,000,000, minus (iv) the amounts payable to Bruno Guazzoni and Emral Holdings Limited as set forth in subsections (b) and (c) below, to reduce the outstanding principal amount of the Revolving Loans (the “Revolver Pay Down”), (b) pay to Bruno Guazzoni $1,500,000 as set forth in Section 13 below and (c) pay to Emral Holdings Limited $1,500,000 as set forth in Section 13 below.

7.             Consent to Sale of Paragon.  Subject to the satisfaction of the conditions set forth in Section 19 below and in reliance upon the representations and warranties set forth in Section 5 and the covenants and agreements set forth in Section 6, (a) the Sale of Paragon by Zanett to KOR pursuant to the Paragon Sale Agreement is and shall be permitted under the Loan Agreement, and (b) the consummation and the execution and delivery of the documents related thereto, including the Paragon Sale Agreement, by Zanett shall not be a Default or an Event of Default under the Loan Agreement.

8.             Release and Removal of Paragon.  Upon satisfaction of the conditions set forth in Section 19 below, (a) Paragon is released and removed as a “Borrower” under the Loan Agreement, Loan Documents and Other Agreements; (b) all references to “Borrower” or “Borrowers” under the Loan Agreement, Loan Documents and Other Documents shall be references to Zanett and/or ZCS; (c) all references to the “Undersigned” under the Revolving Loan Note shall be references to Zanett and ZCS; (d) all references to “Customer” or “Customers” under the Controlled Disbursement Agreement and Waiver Agreement shall be references to Zanett and/or ZCS; and (e) all references to “Applicant” or “Applicants” under the Master Letter of Credit Agreement shall be references to Zanett and/or ZCS, in each case mutatis mutandis.  Upon satisfaction of the conditions set forth in Section 19 below, Lender fully, finally and forever releases Paragon from the provisions of Section 18 of the Loan Agreement.

9.             Release of Paragon’s Collateral.  Upon satisfaction of the conditions set forth in Section 19 below, Lender authorizes Paragon or its counsel to (i) file such UCC-3 Termination Statements as are necessary to terminate Lender’s lien on and security interest in the  personal property assets of Paragon previously granted to Lender under Section 5 of the Loan

Agreement, (ii) release and terminate Lender’s security interest in the Patents, Copyrights, Licenses and Trademarks (as such terms are defined in the Paragon IP Security Agreement) of Paragon granted to Lender by Paragon under the Paragon IP Security Agreement, (iii) terminate any and all payment instructions provided previously to Paragon’s account debtors pursuant to that certain Lock Box and Blocked Account Agreement dated December 21, 2006 by and among Borrowers, Paragon and Lender and (iv) release and terminate Lender’s security interest in all of the issued and outstanding shares of capital stock of Paragon owned by Zanett granted to Lender by Zanett under the Paragon Securities Pledge Agreement.  Upon satisfaction of the conditions set forth in Section 19 below, Lender shall deliver to Zanett any and all share certificates issued by Paragon and held pursuant to the Securities Pledge Agreement dated December 21, 2006 between Zanett and Lender.  Upon execution of this Amendment, Lender agrees to deliver such share certificates to White and Williams LLP, to be held in escrow pending satisfaction of the conditions set forth in Section 19 below.  Upon satisfaction of the conditions set forth in Section 19 below, Lender agrees to execute any and all documents necessary to effect the provisions of this Section 9.

10.          Financial Reporting of Paragon.  Upon satisfaction of the conditions set forth in Section 19 below and at all times thereafter, Lender agrees that neither Administrative Borrower nor Paragon will have any further obligation to provide Lender with any financial reporting of Paragon, including without limitation, any financial statements, projections, tax returns, audit reports or compliance certificates as described in Section 9 of the Loan Agreement.

11.          Termination of Continuing Unconditional Guaranty of Paragon.  Upon satisfaction of the conditions set forth in Section 19 below, the Continuing Unconditional Guaranty executed and delivered by Paragon on December 21, 2006 shall be and is hereby terminated in its entirety and shall be null and void and of no further force or effect.

12.          Release from Liability.  Upon satisfaction of the conditions set forth in Section 19 below, Lender and its officers, directors, employees, agents, attorneys, successors and assigns are fully, finally and forever acquitted, quitclaimed, released and discharged of any and all obligations, claims, liabilities, damages, cause or causes of action to, of or for the benefit (whether directly or indirectly) of Paragon, available to Paragon at law or in equity.

13.          Consent to Private Subordinated Debt Payments.  Notwithstanding anything contained in the Loan Agreement and/or Subordination Agreements to the contrary, including, without limitation, the restrictions and/or prohibitions set forth in Section 13(m) of the Loan Agreement and Paragraph (C) of each of the Subordination Agreements, upon satisfaction of the conditions set forth in Section 19 below, Lender consents to the following:

13.1        Upon Zanett’s receipt of the proceeds from the Sale of Paragon, Borrowers may pay to Bruno Guazzoni, utilizing such proceeds, the entire outstanding principal balance and all accrued interest under the following promissory notes: (i) that certain promissory note made by Zanett payable to Bruno Guazzoni in the original principal amount of $500,000 dated December 30, 2005, (ii) that certain promissory note made by Zanett to Bruno Guazzoni in the original principal amount of $500,000 dated March 14, 2006 and (iii) that certain promissory note made by Zanett to Bruno Guazzoni in the original principal amount of $500,000 dated March 14, 2006.

13.2        Upon Zanett’s receipt of the proceeds from the Sale of Paragon, Borrowers may pay to Emral Holdings Limited, utilizing such proceeds, the entire outstanding principal balance and all accrued interest under that certain promissory note made by Paragon to Emral Holdings Limited in the original principal amount of $1,500,000 dated December 19, 2006.

Lender further agrees that such Private Subordinated Debt payments to Bruno Guazzoni and Emral Holdings Limited, as applicable, shall not be a Default or an Event of Default under the Loan Agreement.

14.          Guazzoni Line.  Borrowers hereby represent and warrant to and covenant with Lender as follows:

14.1        Bruno Guazzoni has extended a $3,000,000 line of credit to Zanett (the “Guazzoni Line”).

14.2        The Guazzoni Line is evidenced by that certain promissory note made by Zanett payable to Bruno Guazzoni in the original principal amount of $3,000,000 dated February 21, 2007.

14.3        The outstanding balance on the Guazzoni Line as of the date of this Amendment is $2,400,000.

14.4        Subject to the satisfaction of the conditions set forth in Section 19 below and after receipt of Borrowers’ 10Q for the fiscal quarter ending March 31, 2008, Borrowers may make quarterly payments on the Guazzoni Line; provided, however, such quarterly payments shall not exceed fifty percent (50%) of Borrowers’ Excess Cash Flow (as defined below) for such fiscal quarter.  For purposes hereof, “Excess Cash Flow” shall mean for each of Borrowers’ Fiscal Years, Borrowers’ EBITDA for such period, minus Borrowers’ taxes during such period and any distributions to each of their shareholders in respect of taxes for such period, minus non-PIK interest payable during such period, minus actual principal payments made with respect to long term debt during such period, minus all unfinanced Capital Expenditures by Borrowers during such period.

15.          Amendment and Waiver Fee.  As consideration for Lender to enter into this Amendment and to waive compliance with certain financial covenants as set forth herein, Borrowers has agreed to pay to Lender an amendment and waiver fee equal to $10,000 (the “Amendment and Waiver Fee”).  The Amendment and Waiver Fee is due and payable in full upon execution of this Amendment.  Borrowers agree that the Amendment and Waiver Fee has been fully earned by Lender and is non-refundable.

16.          Confirmation of Collateral.  Nothing contained herein shall be deemed to be a compromise, satisfaction, accord and satisfaction, novation, release or waiver (except the waivers and releases as provided in Sections 2, 3, 4, 8, 9, 10, 11 and 13 hereof) of any of the Loan Documents or Other Agreements, or any rights or obligations thereunder by Lender of any of its rights under the Loan Documents or Other Agreements or at law or in equity.  Except as set forth in Section 9 above, all liens, security interests, rights and remedies granted to Lender in Loan Documents and Other Agreements are hereby ratified, confirmed and continued.

Borrowers acknowledge and agree that the term “Loan Documents” as used in the Loan Agreement and any other documents executed in connection therewith shall include, without limitation, this Amendment and any and all other documents executed in connection herewith.

17.          Challenge to Enforcement.  Borrowers acknowledge and agree that they do not have any defense, set-off, counterclaim or challenge against the payment of any sums owing under the Loan Documents and Other Agreements, or the enforcement of any of the terms or conditions thereof.

18.          Representation and Warranties.  Borrowers hereby, jointly and severally, represent and warrant, which representations and warranties shall survive until all Liabilities are paid and satisfied in full, as follows:

18.1        All representations and warranties of Borrowers set forth in the Loan Documents and Other Agreements are true and complete in all material respects as of the date hereof.

18.2        Upon the effectiveness of this Amendment, no condition or event exists or has occurred which would constitute a Default or an Event of Default under the Loan Agreement or any of the other Loan Documents or Other Agreements.

18.3        Borrowers have not received any notice of default or event of default from any other lender, trustee or lessor with respect to any other loan, financing or lease agreement.

18.4        The execution and delivery of this Amendment by Borrowers and all documents and agreements to be executed and delivered pursuant to the terms hereof:

(a)           has been duly authorized by all requisite corporate action by each Borrower;

(b)           will not conflict with or result in the breach of or constitute a default (upon the passage of time, delivery of notice or both) under any Borrower’s Articles of Incorporation, By-Laws or any applicable statute, law, rule, regulation or ordinance or any indenture, mortgage, loan or other document or agreement to which any Borrower is a party or by which any of them is bound or affected; and

(c)           will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Borrower, except liens in favor of Lender or as otherwise permitted under the Loan Documents or Other Agreements.

18.5        Borrowers are not required to modify, amend or restate the Indenture to reflect the Private Subordinated Debt payments to be made by Borrowers pursuant to Section 15 above.

19.          Conditions.  The amendments, consents, waivers and releases set forth in Sections 1, 2, 3, 4, 7, 8, 9, 10, 11, 13 and 14 granted by Lender to Borrowers shall be subject to satisfaction of the following conditions:

19.1        Loan Documents.  Borrowers and all other required persons and entities shall have executed and delivered to Lender this Amendment.

19.2        Sale of Paragon.  The closing of the Sale of Paragon shall have been completed on or before March 17, 2008 in accordance with the terms of the Paragon Sale Agreement, with completion of such closing to be evidenced by the delivery by Zanett to Lender of a duly executed and completed certificate in the form attached hereto as Exhibit “A”.

19.3        Receipt of Purchase Price.  Zanett shall have received a minimum Purchase Price of $8,875,000 from KOR as confirmed by a signed copy of the final settlement statement, delivered to Lender, in connection with the Sale of Paragon.

19.4        Revolver Pay Down.  Zanett shall have delivered the Revolver Pay Down to Lender.

20.          Additional Documents; Further Assurances.  Borrowers covenant and agree to execute and deliver to Lender, or to cause to be executed and delivered to Lender contemporaneously herewith, at the sole cost and expense of Borrowers, any and all other documents, agreements, statements, resolutions, certificates, consents and information as Lender may require in connection with the matters or actions described herein.  Borrowers further covenant and agree to execute and deliver to Lender or to cause to be executed and delivered at the sole cost and expense of Borrowers, from time to time, any and all other documents, agreements, statements, certificates and information as Lender shall reasonably request to evidence or effect the terms hereof, the Loan Agreement, as amended, or any of the other Loan Documents or Other Agreements, or to enforce or to protect Lender’s interest in the Collateral.  All such documents, agreements, statements, certificates and information shall be in form and content acceptable to Lender in its sole discretion.

21.          Certain Fees, Costs, Expenses and Expenditures.  Borrowers will pay all of the Lender’s expenses in connection with the review, preparation, negotiation, documentation and closing of this Amendment and the consummation of the transactions contemplated hereunder, including without limitation, costs and fees and expenses of counsel retained by Lender and all fees related to filings, recording of documents and searches, whether or not the transactions contemplated hereunder are consummated.  Nothing contained herein shall limit in any manner whatsoever Lender’s right to reimbursement under any of the Loan Documents or Other Agreements.

22.          Communications and Notices. All notices, requests and other communications made or given in connection with this Amendment shall be made in accordance with the provisions of the Loan Agreement.

23.          Time of Essence.  Time is of the essence of this Amendment.

24.          No Waiver.  Except as otherwise provided herein, nothing contained and no actions taken by Lender in connection herewith shall constitute nor shall they be deemed to be a waiver, release or amendment of or to any rights, remedies, or privileges afforded to Lender under the Loan Documents, Other Agreements or under the Uniform Commercial Code as adopted in the Commonwealth of Pennsylvania.  Nothing herein shall constitute a waiver by Lender of Borrowers’ compliance with the terms of the Loan Documents or Other Agreements, nor shall anything contained herein constitute an agreement by Lender to enter into any further amendments with Borrowers.

25.          Reaffirmation, Confirmation and Incorporation of Waivers.  As an inducement to Lender to enter into this Amendment, Borrowers hereby affirm, restate and incorporate herein by reference, as of the date hereof and prior to giving effect to this Amendment, all waivers of Borrowers contemplated by the Loan Documents, including, but not limited to, Section 27 of the Loan Agreement, all of such waivers hereby being made part of this Amendment.

26.          Inconsistencies.  To the extent of any inconsistencies between the terms and conditions of this Amendment and the terms and conditions of the Loan Documents or Other Agreements, the terms and conditions of this Amendment shall prevail.  All terms and conditions of the Loan Documents or Other Agreements not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by Borrowers.

27.          Binding Effect.  This Amendment and all rights and powers granted hereby will bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

28.          Severability.  The provisions of this Amendment and all other Loan Documents or Other Agreements are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

29.          No Third Party Beneficiaries.  The rights and benefits of this Amendment, the Loan Documents and the Other Agreements shall not inure to the benefit of any third party.

30.          Modifications.  No modifications of this Amendment, any of the Loan Documents or any of the Other Agreements shall be binding or enforceable unless in writing and signed by or on behalf of the party against whom enforcement is sought.

31.          Holidays.  If the day provided herein for the payment of any amount or the taking of any action falls on a Saturday, Sunday or public holiday at the place for payment or action, then the due date for such payment or action will be the next succeeding Business Day.

32.          Law Governing. This Amendment has been made, executed and delivered in the Commonwealth of Pennsylvania and will be construed in accordance with and governed by the laws of such Commonwealth, without regard to any rules or principles regarding conflicts of law or any rule or canon of construction which interprets agreements against the draftsman.

33.          Headings.  The headings of the Articles, Sections, paragraphs and clauses of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.

34.          Counterparts; Facsimile Signatures.  This Amendment may be executed in any number of counterparts, all of which taken together constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart.  Any signature delivered via facsimile shall be deemed an original signature hereto.

35.          Waiver of Right to Trial by Jury.  EACH BORROWER AND LENDER EACH HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY OF THE OTHER AGREEMENTS, THE LIABILITIES, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT BY ANY BORROWER OR LENDER OR WHICH, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP BETWEEN BORROWERS AND LENDER.  IN NO EVENT SHALL LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, intending to be legally bound hereby, effective as of the date first written above.

BORROWERS:

ZANETT, INC.

By:
Name:
Title:

ZANETT COMMERCIAL SOLUTIONS, INC.

By:
Name:
Title:

PARAGON:

PARAGON DYNAMICS, INC.

By:
Name:
Title:

LENDER:

LASALLE BANK NATIONAL ASSOCIATION

By:
Name:
Title:

CONSENT AND AGREEMENT

The undersigned consents to the terms of the foregoing Amendment and hereby confirms and agrees that none of the terms of the Amendment will in any way adversely affect its obligations or the rights of Lender under that certain Subordination Agreement dated December 21, 2006 executed by the undersigned in favor of Lender, all of the terms of which are hereby ratified and confirmed.

IN WITNESS WHEREOF, the undersigned hereto has duly executed this Consent and Agreement as of March           , 2008.

BRUNO GUAZZONI, an individual

EXHIBIT “A”

Form of Certificate of Sale of Paragon Closing

CERTIFICATE

                The undersigned, ZANETT, INC. (“Zanett”), hereby certifies to LASALLE BANK NATIONAL ASSOCIATION (the “Lender”) as follows:

1.             This Certificate is being delivered pursuant to that certain Third Amendment and Modification to Loan and Security Agreement dated March 17, 2008 by and among Lender, Zanett, Zanett Commercial Solutions, Inc. and Paragon Dynamics, Inc. (the “Third Amendment”).  The terms used in this Certificate and not defined herein shall have the respective meanings ascribed to them in the Third Amendment.

2.             Zanett has provided Lender with true and complete copies of all material agreements entered into in connection with the Sale of Paragon, including without limitation, the Paragon Sale Agreement and no modifications or amendments have been made to the Paragon Sale Agreement since being delivered to Lender; the representations and warranties by Zanett contained in such documents are accurate; and no defaults or events of default exist under such documents.

3.             Pursuant to the Paragon Sale Agreement, Zanett has sold all of the issued and outstanding shares of capital stock of Paragon owned by it to KOR.

4.             All conditions for closing the Sale of Paragon have been satisfied.

5.             All approvals, registrations, consents and other filings for closing the Sale of Paragon have been obtained and are in full force and effect.

6.             Zanett has complied in all material respects with all laws, ordinances, governmental rules and regulations to which they are subject in connection with the Sale of Paragon.

7.             The closing of the Sale of Paragon will not constitute a default in any material respect under any agreement to which Zanett or any of its affiliates is a party or by which it is bound.

8.             Upon the closing of the Sale of Paragon, Zanett shall have no liability whatsoever for any acts or omissions of Paragon.

9.             Zanett has received a minimum Purchase Price of $8,750,000 from KOR as confirmed by a signed copy of the final settlement statement, delivered to Lender, in connection with the Sale of Paragon.

10.          Zanett has utilized the proceeds of the Sale of Paragon to (a) pay to Lender an amount equal to (i) the Purchase Price, minus (ii) $887,500, which is the Holdback Amount (as defined in the Paragon Sale Agreement), minus (iii) all fees and expenses associated with the

Sale of Paragon; provided, however, such amount shall not exceed $1,000,000, minus (iv) the amounts payable to Bruno Guazzoni and Emral Holdings Limited as set forth in subsections (b) and (c) below, to reduce the outstanding principal amount of the Revolving Loans, (b) pay to Bruno Guazzoni $1,500,000 as set forth in Section 13 of the Third Amendment and (c) pay to Emral Holdings Limited $1,500,000 as set forth in Section 13 of the Third Amendment.

                IN WITNESS WHEREOF, intending to be legally bound and as an inducement to Lender for entering into the Third Amendment, the undersigned has caused this Certificate to be executed effective as of March           , 2008.

ZANETT, INC.

By:
Name:
Title:

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